Exhibit 99.1

BitNile Holdings, through Its Subsidiary Ault Alliance, Acquires Property for $15.5 Million for Multifamily Project in Florida

Las Vegas, NV, December 31, 2021 – BitNile Holdings, Inc (NYSE American: NILE), a diversified holding company (“BitNile” or the “Company”) announced today that its subsidiary, Ault Alliance, Inc. (“Ault Alliance”) has, through its subsidiary Ault Global Real Estate Equities, Inc. (“AGREE”), acquired a property in St. Petersburg, FL for $15.5 million that will be used for the development of a high-rise multi-family project. The property is located in the heart of downtown St. Petersburg, between Mirror Lake and the Tampa Bay, nestled in an historic neighborhood that provides pedestrian access to Tampa Bay and a multitude of retail, hospitality and office experiences. The implementation of AGREE’s strategy augments Ault Alliance’s portfolio by diversifying it with additional commercial real estate cash flow and investment opportunities. BitNile has previously announced its intention to spin off Ault Alliance to its stockholders.

The property is currently zoned and entitled with planning approval from the city of St. Petersburg for development of a 22-story tower, with 269 residential units and mixed retail on the first floor. The total project is estimated to cost $114 million. AGREE is partnering with Schock & Haywood Development, a multi-family and hospitality development firm with experience in the California, New York, Georgia and Florida markets. Construction is expected to begin in the second quarter of 2022 with completion estimated in the second quarter of 2024, subject to financing.

Tampa/St. Petersburg is a growing metropolitan area with high occupancy rates. The most recent U.S. Census data shows population growth in St Petersburg of 8.2% over the last decade. The average occupancy rate is approximately 98% (per Axiometrics, a provider of apartment market data). While effective multi-family rents have grown 31% year over year in St. Petersburg according to Axiometrics, the market still offers more affordability than the more popular metropolitan areas in south Florida.

Ault Alliance formed AGREE earlier in 2021 to invest in commercial real estate, including hospitality and multi-family housing properties, with a concentration in the middle-market segment. Christopher Wu is the President of Ault Alliance and the Chief Executive Officer of AGREE.

Mr. Wu stated, “We are pleased to be in a position to acquire this property in a growing metropolitan area, surrounded by historic buildings, a public library, and various other municipal buildings, as our second acquisition through AGREE. We believe this development project will provide AGREE and thereby the Company with strong returns and attractive long-term cash flows. We are also pleased to partner with Schock & Haywood Development, whose principals have a solid track record of developing multi-family properties.”

The Company’s Founder and Executive Chairman, Milton “Todd” Ault, III added, “We are optimistic about the potential to create a project that is consistent with St. Petersburg’s development standards for the historic neighborhood. This project will transform the character of the neighborhood and it is a privilege to invest in this opportunity. We have a team of professionals to execute and bring the 301,000 square foot mixed-use tower to fruition as we grow our commercial real estate portfolio.”

BitNile previously announced its plan to split into two public companies by distributing the equity of Ault Alliance to its stockholders. Following the spin-off of Ault Alliance, the Company, through its BitNile, Inc. subsidiary, will be a pure-play provider of Bitcoin mining and data center operations, pursuing DeFi-related initiatives. Ault Alliance will maintain its focus on the Company’s legacy businesses and more recently initiated operations, including lending and investing in the real estate and distressed asset spaces as well as, among others, defense, and power solutions, including electric vehicle charging products.

For more information on BitNile Holdings and its subsidiaries, BitNile recommends that stockholders, investors, and any other interested parties read BitNile’s public filings and press releases available under the Investor Relations section at www.BitNile.com or available at www.sec.gov.

About BitNile Holdings, Inc.

BitNile Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, BitNile owns and operates a data center at which it mines Bitcoin and provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, automotive, telecommunications, medical/biopharma, and textiles. In addition, BitNile extends credit to select entrepreneurial businesses through a licensed lending subsidiary. BitNile Holdings’ headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.BitNile.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.BitNile.com.

BitNile Holdings Investor Contact:

IR@BitNile.com or 1-888-753-2235